Exhibit 99.2

News from Xerox

Public Relations Office: 45 Glover Avenue Norwalk, CT 06856 203-968-3000	FOR IMMEDIATE RELEASE

XEROX DECLARES FIRST COMMON STOCK DIVIDEND IN SIX YEARS

Norwalk, Conn., Nov. 19, 2007 – Xerox Corporation’s (NYSE: XRX) board of directors declared a quarterly cash dividend on Xerox common stock. The dividend of $0.0425 per common share is the first in more than six years.

“With our return to investment grade, strong cash generation and effective business model, we’ve significantly strengthened our financial position, providing flexibility for investing in our business and delivering shareholder returns,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “Declaring a dividend and our continued share repurchase initiatives reflect the health of our business and our belief in the long-term value we’re creating for Xerox shareholders.”

The dividend will be payable on Jan. 31, 2008, to shareholders of record on Dec. 31, 2007.

Xerox is hosting its annual investor conference in New York City today during which the company will outline its growth strategy and expectations for continued double-digit earnings expansion. The investor conference can be viewed through a live video webcast available at http://www.xerox.com/investor, beginning at 9 a.m. ET. A replay is available after 5 p.m. ET today.

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Media Contact:

Michael Moeller, Xerox Corporation, 203-849-2469, michael.moeller@xerox.com, by cell phone at 408-439-4169.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that the future business operations of Global Imaging Systems (GIS) will not be successful; the risk that customer retention and revenue expansion goals for the GIS transaction will not be met and that disruptions from the GIS transaction will harm relationships with customers, employees, agents, distributors and suppliers; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in

Xerox Declares Common Stock Dividend / 2

which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2007 as well as in our 2006 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.xerox.com. XEROX® is a trademark of XEROX CORPORATION.